Exhibit 4.13

AMENDMENT AND RESTATEMENT AGREEMENT

entered into between

CALEDONIA MINING SERVICES (PRIVATE) LIMITED

And

BLANKET MINE (1983) (PRIVATE) LIMITED

THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement“) is made between:

(1)

Caledonia Mining Services (Private) Limited, a private company with limited liability duly incorporated and registered according to the laws of Zimbabwe, registration number: 898/34 (the “Seller”); and

(2)	Blanket Mine (1983) (Private) Limited, a private company with limited liability duly incorporated and registered according to the laws of Zimbabwe, registration number: 172/69 (the “Buyer”),

(each hereinafter referred to as a "Party" or collectively as the "Parties").

WHEREAS:

(A)	The Buyer and the Seller entered into a power purchase agreement dated 17 December 2020 (the “PPA”).

(B)

The Buyer and the Seller have agreed to enter into this Agreement in order to amend the terms of the PPA in the manner set out in the Schedule hereto (the “Amended and Restated Power Purchase Agreement”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

Except where separately defined in this Agreement, terms defined in the PPA shall have the same meaning when used in this Agreement.

Subject to clause 3(a) of this Agreement, this Agreement shall be effective and binding on the Parties upon execution.

Effective Date means the date of Closing (as defined by the Sale of Shares and Claims Agreement).

2	INCORPORATION BY REFERENCE

The provisions of clauses 2 (Definitions), 3 (Interpretation), 15 (Dispute Resolution), 20 (Governing Law) and 21 (Notices) of the PPA are incorporated into this Agreement by reference and accordingly form part of this Agreement.

3	RESTATEMENT OF THE POWER PURCHASE AGREEMENT

(a)

Other than clause 11.2 of Schedule 1 (Amended and Restated Power Purchase Agreement) which shall be effective and binding on the Parties upon execution of this Agreement, the PPA shall be amended and restated with effect from (and including) the Effective Date as set out in Schedule 1 (Amended and Restated Power Purchase Agreement)..

(b)

Except as varied by the terms of this Agreement, the PPA will remain in full force and effect and any reference in the Amended and Restated Power Purchase Agreement to the PPA or to any provision of the PPA will be construed as a reference to the Amended and Restated Power Purchase Agreement, or that provision, as amended and restated by this Agreement.

4	REPRESENTATIONS AND WARRANTIES

At the date of execution of this Agreement, each Party warrants to the other as follows:

(a)	The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

(b)

That it has the power to enter into, perform and deliver its obligations under this Agreement and it has taken all necessary corporate, shareholder or other actions to authorise its entry into, performance and delivery of this Agreement and the transactions contemplated by it.

(c)	It has obtained all authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and

(ii)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

and all such authorisations are in full force and effect.

5	MISCELLANEOUS

(a)	Each Party shall, at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

(b)	Each Party shall pay their own costs associated with the drafting, negotiation and execution of this Agreement.

(c)

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party may enter into this Agreement by signing any such counterpart.

IN WITNESS whereof this Agreement has been duly executed on the date of the last signature made hereto.

SIGNED on this the _________ day of _____________2024.

For and on behalf of THE SELLER CALEDONIA MINING SERVICES (PRIVATE) LIMITED ____________________________ Signatory: Capacity: Who warrants his authority hereto

For and on behalf of THE BUYER BLANKET MINE (1983) (PRIVATE) LIMITED ____________________________ Signatory: Capacity: Who warrants his authority hereto

SCHEDULE

AMENDED AND RESTATED POWER PURCHASE AGREEMENT

POWER PURCHASE AGREEMENT

entered into between

CALEDONIA MINING SERVICES (PRIVATE) LIMITED

And

BLANKET MINE (1983) (PRIVATE) LIMITED

TABLE OF CONTENTS

Clause number and description	Page

1.	PARTIES	8
2	DEFINITIONS	8
3	INTERPRETATION	13
4	GENERAL OBLIGATIONS OF THE PARTIES	14
5	COMMENCEMENT AND TERMINATION	15
6	PURCHASE AND SALE OF GREEN ENERGY	15
7	METERING	16
8	AVAILABILITY	17
9	MAINTENANCE AND OUTAGES	18
10	INVOICING AND PAYMENT	19
11	EXPANSION OF THE FACILITY	20
12	FORCE MAJEURE	21
13	CHANGE IN LAW	21
14	TERMINATION	22
15	DISPUTE RESOLUTION	23
16	LIMITATION OF LIABILITY AND INSURANCE	24
17	WARRANTIES	25
18	CONFIDENTIALITY AND PUBLICITY	25
19	JURISDICTION	26
20	GOVERNING LAW	26
21	NOTICES	26
22	MISCELLANEOUS	27

1.	PARTIES

1.1.	The Parties to this Agreement are:

1.1.1.

Caledonia Mining Services (Private) Limited, a private company with limited liability duly incorporated and registered according to the laws of Zimbabwe, registration number: 898/34 (the "Seller"); and

1.1.2.	Blanket Mine (1983) (Private) Limited, a private company with limited liability duly incorporated and registered according to the laws of Zimbabwe, registration number: 172/69 (the "Buyer"),

(each hereinafter referred to as a "Party" or collectively as the "Parties").

1.2.	The Parties agree as set out below.

2.	DEFINITIONS

2.1.	In this Agreement capitalised terms shall have the meanings set out below, unless the contrary intention appears:

2.1.1.	“Achieved Availability” has the meaning given to it in clause 1.1 of Annexure B (Availability Formula);

2.1.2.	"Affected Party" has the meaning given to it in clause 12.2 (Force Majeure);

2.1.3.	"Agreement" means this agreement including all annexures appended thereto;

2.1.4.	“Availability Guarantee” means that the Facility’s annual Achieved Availability is at least ninety per cent (90%);

2.1.5.

“Available” means the condition in which the Facility is ready to deliver, whether or not it is actually generating, Green Energy to the Buyer and “Availability”, “Unavailable” and “Unavailability” shall be construed accordingly;

2.1.6.	"Business Day" means any day other than a Saturday, Sunday or official public holiday in Zimbabwe;

2.1.7.

"Buyer Disruption Event” means an act of the Buyer, or failure of the Buyer to perform an obligation under this Agreement, which caused the Seller or the Facility to be unable to: (i) generate an amount of energy; or (ii) dispatch and deliver energy when generated;

2.1.8.	“Change in Law” means any of the following events:

2.1.8.1.	a change in, modification to, amendment, repeal, revocation or expiration of, any existing law of Zimbabwe;

2.1.8.2.	the enactment, adoption, promulgation or introduction of any new law of Zimbabwe; or

2.1.8.3.	a change in application, interpretation, re-interpretation or enforcement of any existing law of Zimbabwe;

that (i) occurs after the Signature Date; (ii) has a financial impact on the Project; and (iii) results or will result in the Seller incurring additional costs or expenses in excess of USD two million (USD 2,000,000.00) in undertaking the Project; provided that such financial impact expressly excludes any change in the taxes, imposts, or duties of either Party which are of a general application and do not specifically target businesses operating in the solar power generation sector;

2.1.9.	“CMC” means Caledonia Mining Corporation Plc, the ultimate parent company of the Seller as at the Signature Date;

2.1.10.	“Contracted Capacity” means 12.150 MWac, being the capacity of the Facility measured at the relevant POI and expressed as AC power capacity;

2.1.11.	“Contractor” means the contractors, suppliers and service providers (of any tier) of the Seller;

2.1.12.	“Contract Year” has the meaning given to it in Annexure A (Tariff Details);

2.1.13.	“Control System” means Supervisory Control and Data Acquisition (SCADA) system and associated equipment necessary to monitor and control the operation of the Facility;

2.1.14.

“Deemed Energy” means the amount of Green Energy that the Facility was capable of dispatching and delivering to the Buyer, and/or would have been capable of dispatching and delivering to the Buyer during a Buyer Disruption Event, calculated in accordance with Annexure A (Tariff Details);

2.1.15.	"Dispute" has the meaning given to it in clause 15.1;

2.1.16.	"Due Date" means 30 (thirty) days from delivery of an invoice by either Party to the other in respect of any amount owing by the recipient Party to the other in terms of this Agreement;

2.1.17.	“Effective Date" means the Closing Date as defined in the Sale of Shares and Claims Agreement;

2.1.18.

“ESG Incident” means a breach, near miss or incident related to compliance to ESG Laws or ESG Standards which occurs on or around a Party’s (or its affiliates’) premises, at the Site, or is in any way associated with the Project;

2.1.19.	“ESG Laws” means the applicable environmental, social and governance laws and regulations in Zimbabwe;

2.1.20.

“ESG Standards” means the IFC E&S Performance Standards (2012) and associated Guidance Notes, the International Labour Organisation (ILO)’s Core Labour Conventions; and Seller’s Code of Conduct as may be amended or updated from time to time provided that the Seller has provided a copy of the Code of Conduct to the Buyer and notified the Buyer of any amendment;

2.1.21.

"Facility" means the generation facility located at the Site, with an installed capacity of 13.895 MWdc, being the DC megawatt peak capacity of the Facility resulting from the calculation of the sum of the manufacturer nominal peak power data of all the photovoltaic modules at the time of commissioning, which the Seller will use to generate electricity, comprising all plant, machinery and equipment, all associated buildings, structures, roads and other appurtenances, together with all required interfaces for the safe, efficient and timely operation of the facility including all interconnection facilities and equipment up to the POIs;

2.1.22.	“Force Majeure Event” means any unforeseeable act, event, or circumstance, or any combination of acts, events or circumstances which:

2.1.22.1.	is beyond the reasonable control of the Affected Party;

2.1.22.2.	is without fault or negligence on the part of the Affected Party and is not the direct or indirect result of a breach by the Affected Party of any of its obligations under this Agreement;

2.1.22.3.	could not have been (including by reasonable anticipation) avoided or overcome by the Affected Party, acting in accordance with Good Industry Practice; and

2.1.22.4.	prevents, hinders or delays the Affected Party in its performance of all (or part) of its obligations under, or otherwise prevents or frustrates the proper execution of this Agreement;

Without limiting the generality of the foregoing, a Force Majeure Event may include any of the following acts, events or circumstances, but only to the extent that it satisfies the requirements set out in 2.1.22.1 - 2.1.22.4:

2.1.22.5.

any act, omission or default by any Responsible Authority in Zimbabwe, including in connection with obtaining any local or national government approval, license, concession or other such required government action, provided that the claiming Party has duly and timeously applied for and complied with all of its obligations in respect of the applicable laws and obtaining of such approval and has diligently pursued all available recourse in accordance with Good Industry Practice, which adversely affects either Party's rights or ability to perform its obligations under this Agreement;

2.1.22.6.

the revocation or the lapsing of any approval, permission, consent, regime or ruling of a Responsible Authority related to the ability of either Party to pay, receive or repatriate payments under this Agreement in USD, and the Parties irrevocably agree that any perceived foreseeability of this event shall not effect its recognition as a Force Majeure Event;

2.1.22.7.	fire, earthquake, tsunami, drought, unusual flood, violent storm, cyclone, typhoon, tornado or other natural calamity or act of God;

2.1.22.8.

strikes, lock-outs and other industrial action other than by employees of the Affected Party or of any affiliate of the Affected Party or of any Contractor, or of the Affected Party, unless such action is part of any wider industrial action involving a significant section of the mining industry or the electricity supply sector in Zimbabwe;

2.1.22.9.	acts of war whether declared or not, invasion, armed conflict, act of foreign enemy or blockade in each case occurring within or involving Zimbabwe;

2.1.22.10.

acts of rebellion, riot, civil commotion, act or campaign of terrorism, or sabotage of a political nature, in each case occurring within Zimbabwe, except in respect of these acts forming part of or directly caused by strikes, lock outs and other industrial action by the employees of the Affected Party or of any affiliate of the Affected Party or of any Contractor of the Affected Party or of any affiliate of such Contractor unless such action is part of any wider industrial action involving a significant section of the mining industry or the electricity supply sector in Zimbabwe;

2.1.22.11.	boycott, sanction or embargo;

but the following shall not constitute a Force Majeure Event, except where directly caused by a valid Force Majeure Event:

2.1.22.12.	failure or inability of any Party to make any payment of money in accordance with its obligations under this Agreement;

2.1.22.13.	late delivery of fuel, equipment, machinery, plant, spare parts or materials caused by negligent conduct or wilful misconduct on the part of the Affected Party or any of its Contractors;

2.1.22.14.	late performance by any Party, caused by such Party, or such Party's Contractors;

2.1.22.15.

mechanical or electrical breakdown or failure of equipment, machinery or plant owned or operated by either Party due to the manner in which such equipment, machinery or plant has been operated or maintained;

2.1.22.16.	any failure by the Affected Party to obtain and/or maintain or cause to be obtained and/or maintained any Permits; or

2.1.22.17.

strikes, lockouts and other industrial action by the employees of the Affected Party, any of its affiliates or any contractor of the Affected Party or of any affiliate, unless such action is part of any wider industrial action involving a significant section of the mining industry or the electricity supply sector in Zimbabwe;

2.1.23.

“Good Industry Practice” means the practices, methods, techniques, and standards that are generally accepted for use internationally in the operation, maintenance and management of solar power generation facilities;

2.1.24.

“Green Energy” means the electrical energy Available from, and/or generated by the Facility calculated in accordance with Annexure A (Tariff Details) (measured in kWh) and, for the avoidance of doubt, includes Deemed Energy;

2.1.25.	“Interest Rate” means the WSJ Prime Rate (per cent, per annum, compounded monthly in arrears) as published by the Wall Street Journal;

2.1.26.	“Insolvency Event” means

2.1.26.1.

it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets);

2.1.26.2.	it admits its inability to pay its debts as they fall due;

2.1.26.3.	a moratorium is declared in respect of any of its indebtedness;

2.1.26.4.	any declaration of a moratorium or a composition, assignment or similar arrangement with any of its creditors, due to its inability to pay its debts;

2.1.26.5.

the passing of a resolution by its shareholders, directors or other officers for the purpose of considering any resolution for, to petition for or file documents with a court or any registrar for, its winding-up, administration or dissolution, or any such resolution is passed (other than in connection with a solvent reorganisation);

2.1.26.6.

any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution, unless it is a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 60 days;

2.1.26.7.	an order for its winding-up, administration or dissolution is made (other than in connection with a solvent reorganisation);

2.1.26.8.

any liquidator, business rescue practitioner, trustee in bankruptcy, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

2.1.26.9.

its directors, shareholders or other officers pass a resolution of their intention to appoint a liquidator, business rescue practitioner, trustee in bankruptcy, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

2.1.26.10.	any other analogous step or procedure is taken in any jurisdiction;

2.1.27.	"Invoice" has the meaning given to it in clause 10.2 below;

2.1.28.	“kWh” means kilowatt hour;

2.1.29.	"Lease” means the memorandum of agreement of lease made and entered into on 18 December 2020 between the Buyer and the Seller;

2.1.30.

“Make-Whole Energy” means the equivalent energy in kWh to compensate the Buyer should the Seller’s Achieved Availability fall short of the (as relevant) Availability Guarantee or the Minimum Availability Threshold, by reference to the formula provided in Annexure B (Availability Formula);

2.1.31.	"Make-Whole Payment” means a liquidated sum in USD payable by the Seller to the Buyer as per the formula provided in Annexure B, subject to a cap of USD 420,000 in any Contract Year;

2.1.32.	“Make-Whole Tariff” is the tariff calculated in accordance with Annexure B (Availability Formula).

2.1.33.	"Metering Point" means the point within the Facility where the generated energy is measured for the purpose of invoicing the Buyer, marked as such in Annexure D (Points of Interconnection);

2.1.34.	"Minimum Availability Threshold” means that the Facility’s Achieved Availability in that Quarter of the Contract Year is at least forty-five per cent (45%);

2.1.35.

"Month" means a period of one calendar month according to the Gregorian calendar, each such period beginning at 00:00 hours on the first day of such calendar month and ending at 24:00 hours on the last day of such calendar month;

2.1.36.	“MW” means a million watts;

2.1.37.

“Permits” means all consents, permits, licenses, leases, rulings, tariffs, certifications, exemptions, variances, claims, orders, judgments, decrees, consents, waivers, privileges, visas, approvals, authorizations, notifications, registrations, mandatory compliance provisions and other similar documents (including the Generation Licence No. GC0094/2020 in respect of the Project dated 3 March 2020 (associated licence conditions) and the Transmission Connection Agreement between the Seller, the Buyer and ZETDC dated on or around 7 March 2022);

2.1.38.	“Prolonged Force Majeure Event” has the meaning given to it in clause 12.8 of this Agreement;

2.1.39.	"Price" means the price payable by the Buyer for Green Energy, calculated in accordance with Annexure A (Tariff Details);

2.1.40.

"Project" means the operation, maintenance and ownership of the Facility and all necessary infrastructure connected therewith and the purchase and use of all commodities necessary for the operation thereof;

2.1.41.

"POIs" means the points of interconnection where the Facility physically connects to the System to transfer generated energy, marked as such in Annexure D (Points of Interconnection). Given the configuration of the Facility, there are two distinct points of interconnection:

I.

Primary Point of Interconnection (Primary POI): The first interconnection point where the majority of the energy is routinely transferred to the System. This point serves as the principal route for energy transfer from the Facility to the System;

II.

Secondary Point of Interconnection (Secondary POI): The second interconnection point that serves as an auxiliary pathway for the transfer of energy from the Facility to the System. This point of interconnection is specifically designed for use during power outages when backup generators are operational;

2.1.42.

"Quarter” means a period of three months, with the first Quarter commencing on the first day of the first Contract Year, the next Quarter commencing on the day immediately after the end of the first Quarter, and so on;

2.1.43.

“Responsible Authority” means any ministry or department, any minister, any organ of state, any official in the public administration or any other governmental or regulatory department, commission, institution, entity, service utility, board, agency, instrumentality, authority or court (whether national, provincial or municipal), in each case, having jurisdiction in accordance with the laws of Zimbabwe over the matter in question;

2.1.44.

“Sale of Shares and Claims Agreement” means that sale of shares and claims agreement entered into on or about the Signature Date between the Seller, Caledonia Holdings Zimbabwe (Private) Limited, CMC and CrossBoundary Energy Holdings;

2.1.45.	"Signature Date" means the date of signature of the Amendment and Restatement Agreement to which this Agreement is scheduled;

2.1.46.	“Site” means the site upon which the Facility has been constructed and is operated, which is at or near Blanket Mine, Gwanda, Zimbabwe;

2.1.47.

“System” means the Buyer owned and operated network to which the Facility is connected to and used for the conveyance of energy. The System may be refurbished, modified, extended or developed from time to time during the Term;

2.1.48.	“Tariff” means the flat rate tariff payable by the Buyer to the Seller for the Green Energy as set out in Annexure A (Tariff Details);

2.1.49.	“Term” means the period commencing on the Effective Date and ending on 31 December 2041;

2.1.50.	“Termination Notice” means a written notice of intention to terminate this Agreement served by either the Buyer or the Seller in terms of clause 14 (Termination);

2.1.51.	“Termination Sum” means the relevant amount recorded under Annexure C (Termination Payments) applicable to the year in which the termination occurs;

2.1.52.	“Transmission Connection Agreement” means that agreement concerning connection of the Buyer’s facilities to ZETDC between the Seller, the Buyer and ZETDC dated on or around 7 March 2022;

2.1.53.	“US$” “USD” and “cent” means the lawful currency of the United States of America;

2.1.54.	“VAT” means Value Added Tax levied in terms of the Value Added Tax Act Chapter 23:12, as amended;

2.1.55.	“ZETDC” means Zimbabwe Electricity Transmission & Distribution Company (Private) Limited, being the operator of the national energy grid of Zimbabwe, or any successor-in-title;

2.1.56.	“Zimbabwe” means the Republic of Zimbabwe.

3.	INTERPRETATION

3.1.	In this Agreement, unless inconsistent with or otherwise indicated by the context –

3.1.1.	any reference to an enactment is to that enactment as at the date of signature hereof and as amended or re-enacted from time to time;

3.1.2.

“Include”, “including” and “in particular” shall not be construed as being by way of limitation, illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words. The words “other” and “otherwise” shall not be construed so as to be limited or defined by any preceding words, where a wider construction is possible;

3.1.3.	the terms “hereof, “herein”, “hereunder” and similar words refer to this entire agreement and not to any particular clause, paragraph, part, schedule or any other subdivision of this Agreement;

3.1.4.	references to a “Party”, the “Seller” or the “Buyer” shall include its successors and permitted assigns;

3.1.5.

if any provision in a definition is a substantive provision imposing rights or obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement;

3.1.6.

when any number of days is prescribed in this Agreement same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day in which case the last day shall be the next succeeding Business Day;

3.1.7.	where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail;

3.1.8.	expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own definitions;

3.1.9.

where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it appears from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that such term has not been defined in the definitions clause;

3.1.10.	any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, months or years, as the case may be;

3.1.11.	the rule of interpretation that a contract, or any part of a contract, is to be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

3.1.12.

the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement which expressly provide that they shall operate after any such expiration or termination, or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

3.1.13.

“writing” or “written” includes any hand-written, typewritten or facsimile communications but excludes any communication by way of a data message, unless use of a data message has been expressly authorised herein.

4.	GENERAL OBLIGATIONS OF THE PARTIES

4.1.

The Seller shall operate and maintain the Facility in accordance with all applicable laws, regulations, Permits, Good Industry Practice, the requirements of all Responsible Authorities and the Buyer’s mine health and safety plan and regulations, and shall obtain and maintain all Permits required for the performance of its obligations under this Agreement.

4.2.

The Buyer shall cooperate with the Seller and act in accordance with all applicable laws, regulations, Permits, Good Industry Practice, the requirements of all Responsible Authorities with respect to the Facility and the Site and shall obtain and maintain all Permits required for the performance of its obligations under this Agreement.

4.3.

Without prejudice to an obligation under this Agreement to pay any amount to the other Party, where circumstances exist which affect a Party’s performance of this Agreement (including in connection with a Buyer Disruption Event, an event affecting the Availability of the Facility or any Force Majeure Event) each Party shall be required to exercise reasonable endeavours to mitigate the impact, including the costs of such circumstance, to diligently seek resolution and remedy of any such circumstances and to implement reasonable measures to avoid the recurrence of future similar events.

4.4.

Each Party shall be responsible for payment of royalties, taxes, fees, or assessments levied against its property or other assets or profits by any Government Authority as may be provided for by any Law, and shall settle such levies without attempting to recover them from the other.

4.5.	Each Party shall:

4.5.1.	use reasonable efforts to observe and comply with the ESG Laws and ESG Standards;

4.5.2.	take all reasonable steps in anticipation of changes to the ESG Laws and ESG Standards to ensure ongoing compliance;

4.5.3.

respond reasonably diligently to any reasonable requests for information from the other Party in relation to demonstrating compliance with clauses 4.5.1 and 4.5.2 above.  Such request(s) may include information that is:

a.	publicly available or is likely to become publicly available regarding an ESG Incident; or

b.	related to resolution or remedy of ESG Incidents known or identified prior to the Effective Date.

4.6.	If either Party experiences an ESG Incident, or has breached, or is reasonably likely to breach, any ESG Laws or ESG Standards that Party shall:

4.6.1.	within 3 (three) Business Days of such event, breach or awareness, notify the other Party, providing:

a.	details of the relevant event, incident or circumstance;

b.	if the event, breach or incident is capable of remedy: the proposed approach and reasonable timeline to remedy the same; and/or

c.	the actions the Party will implement to mitigate the impact of the incident and to avoid the recurrence of future similar events; and

4.6.2.	carry out such remedy or actions within 20 (twenty) Business Days or such alternative period as may be agreed by the Parties, taking into account the nature of the event, incident or circumstance.

5.	COMMENCEMENT AND TERMINATION

5.1.	This Agreement shall commence on the Effective Date and shall endure for the Term.

5.2.	Notwithstanding the above, either Party may terminate this Agreement in accordance with the provisions of clause 14 (Termination).

6.	PURCHASE AND SALE OF GREEN ENERGY

6.1.

Provided there is not a continuing Buyer Event of Default, the Seller hereby sells to the Buyer and the Buyer hereby purchases all of the Green Energy for the duration of the Term, subject at all times to the terms and conditions of this Agreement.

6.2.	The Buyer shall be invoiced and pay for all Green Energy after the Effective Date in accordance with Annexure A (Tariff Details).

6.3.	The Seller is entitled to claim payment and invoice for Deemed Energy for the duration of any Buyer Disruption Event.

6.4.

Transfer of risk and title with respect to the Green Energy shall pass to the Buyer at the physical conductor coupling onto the 33kV overhead line of the System at the Primary POI or the Secondary POI (as applicable).

6.5.	The following rights and interests relating to the Project shall be for the sole benefit of the Seller:

6.5.1.

the voluntary emission reductions and certified emissions reductions (if any) issued to the Project pursuant to (i) the Kyoto Protocol of the United Nations Framework Convention on Climate Change; (ii) any voluntary mechanisms for issuing emission reductions; and (iii) any carbon offset and/or programme available; and

6.5.2.

any allowance, benefit, credit, relief or other legal right (including in relation to carbon taxes or credits or greenhouse gas emissions) allocated to or generated by the Project pursuant to applicable law, including any certified emission reduction credit.

7.	METERING AND CONTROL SYSTEM

Control System, access to Data and Data Integrity

7.1.

The Buyer shall, via the Control System, communicate the required operational setpoints to the Seller, enabling the Seller to manage the Facility in alignment with the control philosophy mutually agreed upon by both Parties. This includes, but is not limited to, power output levels, operational modes, and emergency response protocols and any other relevant set points as needed.

7.2.

The Seller shall respond to control signals issued by the Buyer through the Control System. This responsibility encompasses managing the Facility's operations in adherence to the jointly established control philosophy, ensuring operational efficiency, safety, and compliance with relevant regulations.

7.3.	The Seller shall identify instances where the control philosophy does not perform optimally, and shall promptly inform the Buyer of any deviations or malfunctions.

7.4.	The Buyer, upon notification of such deviations or malfunctions, shall promptly assess the issues and propose corrective actions within a period of thirty (30) days.

7.5.

Should deviations or malfunctions within the Buyer's operational setpoints inhibit the Seller's ability to dispatch power, the Seller shall be entitled to payment for Deemed Energy for any period where the Seller was so inhibited.

7.6.

Both Parties shall actively collaborate to diagnose and resolve any issues related to the Control System that may arise during the Facility's operation with the aim to ensure system integrity and optimise the Facility performance.

Metering

7.7.

The Seller shall at its own cost procure, install, test, commission, operate and maintain a meter for the purpose of measuring the amount of energy delivered by the Seller at the Metering Point (such meter being the “Main Meter”).

7.8.

In addition to the Main Meter, the Buyer may elect to install and maintain a back-up meter at the Metering Point to be used for measurement of energy dispatched, reactive power, voltage, and power quality, subject to metering specifications and in compliance with the Transmission Connection Agreement (such optional meter being the “Check Meter”).

7.9.	During the Term, the Seller shall ensure that:

7.9.1.	energy supplied to the Buyer is metered by the Main Meter;

7.9.2.	the Main Meter is properly calibrated and tested in accordance with Good Industry Practice and any applicable law;

7.9.3.	readings of the Main Meter are taken for each Month; and

7.9.4.	any other information requested by the Buyer regarding the Main Meter is delivered to the Buyer as soon as reasonably practicable following such request.

7.10.

The Seller hereby grants the Buyer (and any persons nominated by the Buyer) a right, at reasonable times and with reasonable prior written notice, to access such plant, property or assets owned, occupied, or controlled by the Seller as may be reasonably necessary in order for the Buyer (or such suitable person) to check the Main Meter, and/or exercise any of its rights under this Contract.

7.11.

In the event that a failure, inaccuracy or defect in either of the Main Meter or the Check Meter becomes known to the Seller, the Seller shall immediately inform the Buyer. The Seller shall adjust, repair, replace, and/or recalibrate any such metering device owned by it at its own expense.

7.12.	The Buyer shall cooperate with and provide all reasonable assistance to the Seller in relation to the installation, operation and/or testing of the Main Meter.

7.13.

If a Party is of the reasonable opinion that there is an inaccuracy in relation to the values of energy recorded by the Main Meter, then the official measurements of the energy shall be determined in accordance with the following principles:

i.	If the Parties agree on the impact of any error, then the erroneous measurements of energy shall be so corrected.

ii.

If the Parties do not agree on the impact of any error, then the percentage error by which the Main Meter is to be corrected shall be determined: (a) by reference to the Check Meter; or (b) if the percentage of error is not ascertainable in either manner, by estimating on the basis of the energy during the period before the last test.

iii.

If a correction is to be made pursuant to clause7.13ii, then such correction shall be made to readings given by the Main Meter for the period commencing on: (a) the day on which the inaccuracy is detected if such day can be established to the reasonable mutual satisfaction of the Parties; or (b) if the day the inaccuracy is detected cannot be established to the reasonable mutual satisfaction of the Parties, the day which is halfway between the day of the immediately preceding test of such metering device and the day the inaccuracy was discovered.

iv.

Any corrections pursuant to this clause 7.13will be reflected in the next invoice following determination of the amount and the appropriate Party shall pay the other Party the difference between the amount previously paid (if any) and the amount finally determined to be due.

7.14.

For the purposes of calculating any Deemed Energy pursuant to Annexure A (Tariff Details), the Seller shall be responsible for measuring the solar irradiance at the Facility in intervals of 10 (ten) minutes.

7.15.

The Buyer shall be entitled to supply any Green Energy to ZETDC or any other power supplier pursuant to the terms of the Power Banking & Balancing Service Agreement between ZETDC, the Buyer and the Seller dated 23 February 2024 or any similar such agreement. The Seller shall use its reasonable efforts to assist the Buyer, to the extent reasonably necessary, to effect such supply pursuant to such agreement and, to the extent possible, to record how much Green Energy has been banked pursuant to any such agreement.

8.	AVAILABILITY

8.1.

For each Contract Year of the Term, the Seller shall give the Buyer the Availability Guarantee. Within thirty (30) days of the end of each Contract Year, the Buyer shall propose the Make-Whole Tariff applicable for that Contract Year, along with the basis for such calculation, calculated in accordance with Annexure B (Availability Formula). The Parties shall endeavour to fix the value of the Make-Whole Tariff within thirty (30) days of receipt of such proposal from the Buyer.

8.2.

If the Seller does not meet the Availability Guarantee in any Contract Year, it shall be liable to pay the Buyer a Make-Whole Payment within 30 (thirty) days of receipt of a notice from the Buyer which, by reference to the formula provided in Annexure B, shows that the Seller did not achieve the Availability Guarantee and setting out the Make-Whole Payment which is due.

8.3.

If, in any Quarter of a Contract Year, the Seller fails to achieve the Minimum Availability Threshold, it shall be liable to pay the Buyer a Make-Whole Payment within 30 (thirty) days of receipt of a notice from the Buyer which, by reference to the formula provided in Annexure B, shows that the Achieved Availability in the Quarter was below the Minimum Availability Threshhold and setting out the Make-Whole Payment which is due.

8.4.

If the Seller makes a payment to the Buyer pursuant to clause 8.3, then when calculating the annual Achieved Availability for the corresponding Contract Year, the Achieved Availability for the Facility in that Quarter will be deemed equal to the Availability Guarantee.

9.	MAINTENANCE AND OUTAGES

9.1.	The Seller shall use reasonable endeavours to co-operate with the Buyer to undertake maintenance of the Facility during periods that would minimise disruptions to the Buyer’s operations.

9.2.	Subject to clause 9.1, the Seller shall be entitled to remove the Facility from service during such periods as may reasonably be required to carry out planned or unplanned maintenance of the Facility.

9.3.

The Seller shall submit to the Buyer, prior to the commencement of each Contract Year and prior to the commencement of each Month, its schedule/s for planned maintenance of the Facility for the Contract Year or Month in question, having consulted in advance with the Buyer regarding the timing of such maintenance. Within a reasonable time after a request from the Buyer (which request may not be made more than quarterly) the Seller shall provide a report to the Buyer summarising the operation and maintenance activities undertaken during the relevant period, and any other information reasonably requested by the Buyer in connection with the ongoing operation of the Facility.

9.4.

The Seller shall keep and maintain accurate records of all periods during which the Facility is Unavailable, and furnish the Buyer with all such records if requested to do so, and in the case of any unscheduled outage the Seller shall inform the Buyer in writing as soon as possible, but in any event within 4 (four) hours of the commencement of the unscheduled outage, of the period during which the Facility is expected to be Unavailable.

9.5.

Either Party may, on no less than five (5) Business Days’ notice to the other Party, request that a scheduled outage be re-scheduled to another period or date, and the other Party shall use reasonable endeavours to accommodate such request.

9.6.

The Seller shall submit to the Buyer, prior to the commencement of each Contract Year, a forecast of the Seller’s estimate made in good faith of the annual energy production profile for the Contract Year in question.

9.7.	The Seller shall provide the Buyer with a copy of those forecasts provided to ZETDC pursuant to the Transmission Connection Agreement.

9.8.

The Seller shall procure that all of its Contractors comply with the provisions of this Agreement, and shall be liable for any acts, omissions and defaults of its Contractors, and their agents and employees, to the same extent as if such acts, omissions and defaults had been committed by the Seller. The Seller shall ensure that when its Contractors are performing work on the Site, they maintain reasonable levels and types of insurance consistent with Good Industry Practice. This provision shall apply vice versa to the Buyer to the extent it authorises or permits any persons to enter the Site.

10.	INVOICING AND PAYMENT

10.1.	Payment Security

10.1.1.

Immediately prior to the Effective Date, the Buyer shall transfer to the Seller and the Seller is deemed to hold an amount of $1,000,000.00 (one million United States Dollars) as security for payments due to the Seller from the Buyer under this Agreement (“Payment Security”). To the extent that the Buyer defaults in making a payment under this Agreement, the Seller may apply the Payment Security (or part thereof) to discharge such default. The Seller shall make arrangements to hold such funds in an interest bearing escrow account, the details of which shall be agreed between the Buyer and the Seller, which can only be accessed by the Seller in accordance with the terms of this Agreement.

10.1.2.

For the avoidance of doubt, no part of the interest accrued on the Payment Security within the escrow account shall form part of the Payment Security. At the end of each Contract Year (or such other cadence as may be agreed by the Parties), the Seller shall apply any interest accrued (less any fees incurred to maintain the escrow account) to set off against its Invoices (as defined below) which shall state the amount of deduction accordingly.

10.1.3.

If the Seller applies the Payment Security (or part thereof) to remedy an outstanding payment, the Buyer is required to reinstate the Payment Security to the amount it would have been but for the default in payment within thirty (30) days of the withdrawal by the Seller.

10.1.4.

The Payment Security shall be finally released by the Seller upon the termination or expiry of the Agreement or upon an Insolvency Event in respect of the Seller, provided that the Seller may draw on the Payment Security to recover any amounts owing to it under this Agreement in connection with such termination or expiry.

10.2.

The Seller shall provide the Buyer with monthly and/or supplementary invoices, after the Effective Date, in accordance with the provisions of Annexure A (Tariff Details) for all Green Energy (the "Invoices") for payment by the Buyer.

10.3.	Invoices shall include VAT, if applicable.

10.4.	All or any amounts set out in an Invoice due in terms of this Agreement owing by the Buyer to the Seller shall be paid on or before the Due Date.

10.5.

The Parties hereby agree and record that the Price invoiced by the Seller shall be determined in accordance with the provisions of Annexure A (Tariff Details), unless another amount is determined to be payable in accordance with clause 15 (Dispute Resolution).

10.6.	All payments due by the Buyer under this Agreement shall be made:

10.6.1.

in immediately available funds to such bank account as the Seller may from time to time nominate and in US$ which account may not be in Zimbabwe provided that the Seller has Reserve Bank of Zimbabwe Exchange Control approval for payments to be made outside Zimbabwe; and

10.6.2.	without deduction or withholding, whether by way of set-off or otherwise, other than as required by any law or as expressly provided in this Agreement.

10.7.

If the Seller needs to obtain Reserve Bank of Zimbabwe Exchange Control approval for payments to be made outside Zimbabwe, the Buyer shall apply reasonable efforts to assist the Seller in obtaining such approval.

10.8.

If any amount is not paid by the Due Date interest shall accrue thereon at the Interest Rate calculated from the Due Date to the date of final payment. A certificate issued by a partner, director or manager of the auditors of the invoicing Party, whose status need not be proved, shall be prima facie proof of the accrued interest owing by the debtor Party.

10.9.	Billing disputes

10.9.1.

The Buyer shall notify the Seller in writing if it disputes (in good faith) the amount owing in any Invoice before the Due Date for such payment specifying the specific amount in dispute and providing sufficient details of the basis of the dispute to enable the Seller to identify the nature of the dispute.

10.9.2.

If the Parties are unable to resolve a dispute regarding the amount owing in any Invoice within 10 (ten) days of the delivery of the notice referred to in clause 10.9.1, either Party shall be entitled to refer the dispute for resolution in accordance with clause 15 (Dispute Resolution) below.

10.9.3.	Pending the resolution of any dispute in terms of this clause 10.9, the Buyer shall make payment of the full amount shown on the disputed Invoice to the Seller.

10.9.4.

In the event of it being determined that the Buyer was overcharged, the Seller shall deduct the amount so overcharged together with interest thereon calculated at the Interest Rate in the immediately following Invoice.

10.9.5.	In the event of it being determined that the Buyer was undercharged, the amount so undercharged shall be included for payment in the immediately following Invoice.

11.	EXPANSION OF THE FACILITY

11.1.

The Buyer hereby undertakes to the Seller that if, at any time during the Term, it decides to seek any additional supply of captive energy to the Buyer, or receives a bona fide offer or proposal from a third party to supply captive energy to the Buyer, then the Buyer shall first afford the Seller the opportunity to make a proposal for such supply to the Buyer, and the opportunity to investigate the possible expansion of the Facility, for such purpose.

11.2.

Prior to the date of this Agreement, the Buyer sought interest from the Seller regarding the development of Phase 2 of the Facility. The Seller indicated that tariffs for Phase 2 of $0.0939/kWh (for a 5MWp increase) and $0.0828/kWh (for a 10MWp increase) may be achievable. In relation to the Buyer’s request for an expansion and the Seller’s presented options, it is understood and acknowledged by the Parties that:

11.2.1.

the Buyer is entering into this Agreement on the expectation that any binding offer provided by the Seller for Phase 2 of the Facility will not differ materially from the size and tariff options provided above; and

11.2.2.	the Buyer’s request for Phase 2 and the Seller’s presented options were not binding; and

11.2.3.

the Seller will exercise its best endeavours to deliver a binding offer that closely reflects the options presented, but that any potential Phase 2 and the corresponding tariff is subject to additional diligence, modelling and costing and any solution would vary depending on the forecast growth in energy demand and the timing of the Buyer’s request.

11.3.

The Seller shall be afforded not less than 3 (three) months to prepare and submit to the Buyer a proposal for how any expansion of the Facility could be developed and implemented for the benefit of the Buyer.

11.4.

In the event that the Buyer and the Seller agree to expand the Facility they will, to the extent necessary, negotiate in good faith any amendments necessary to this Agreement to cater for the arrangements required for the expansion of the Facility and the supply of additional captive energy to the Buyer, including the applicable tariff.

11.5.

The Seller shall not undertake any material alteration, modification or upgrade to the Facility which would impact the Buyer’s obligations under this Agreement without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

12.	FORCE MAJEURE

12.1.	The inability or failure to pay money or unavailability of funds shall not constitute a Force Majeure Event except to the extent that they result from a Force Majeure Event.

12.2.

If either Party is unable to perform all or a material part of its obligations under this Agreement by reason of Force Majeure Event (the "Affected Party"), then the Affected Party shall, as soon as reasonably practicable but in any event within 10 (ten) business days, notify the other Party (the "non-Affected Party") in writing (a "Force Majeure Notice") setting out: (i) the full particulars of the Force Majeure Event; (ii) the impact of the Force Majeure Event on the Affected Party's obligations under this Agreement; (iii) the Affected Party's reasonable estimate of the length of time by which its performance has been and will continue to be affected by such Force Majeure Event; and (iv) the steps which it is taking, intends to take, or will take to remove or mitigate the adverse consequences of the Force Majeure Event on its performance hereunder.

12.3.

The Affected Party shall give the other Party regular written reports on the progress of the removal and mitigation measures it is taking and written notice promptly of the cessation of the Force Majeure Event.

12.4.

If a Party is prevented from or delayed in performing an obligation hereunder by reason of Force Majeure Event, the Affected Party shall: (i) be relieved from the consequences of its failure to perform that obligation and shall be entitled to suspend performance of such obligation; (ii) promptly notify the non-Affected Party of the occurrence of the event as required under clause 12.2 above and the cessation of the event and, where relevant, the cessation of the effect of such Force Majeure Event on the enjoyment of the Affected Party of its rights or the performance by it of its obligations under this Agreement; and (iii) shall use its reasonable efforts to mitigate the effects of any Force Majeure Event affecting the enjoyment by such Party of its rights or the performance by it of its obligations under this Agreement, and the Parties shall co-operate to develop and implement a plan to remedy the relevant event or circumstance and/or reasonable alternative measures to remove the event or circumstances of the Force Majeure Event.

12.5.	The Seller is only entitled to payment for the amount of Green Energy actually consumed by the Buyer (if any) during a period of a Force Majeure Event.

12.6.

Subject to the Affected Party or Parties complying with this clause 12, the Term and any time periods applicable to the performance of specific obligations shall be extended by a period equal to the duration of the Force Majeure Event.

12.7.

If one or more Force Majeure Events continues for a period of more than 180 (one hundred and eighty) continuous days, or 365 (three hundred and sixty-five) days in aggregate (a “Prolonged Force Majeure Event”), which wholly or materially prevents performance by the Buyer or the Seller, either Party may give notice to the other and the Parties shall attempt in good faith to negotiate adjustments to the Agreement to preserve the economic intention of the Agreement. If, following a sixty (60) day period, no resolution has been reached, and provided that such Prolonged Force Majeure Event is continuing and the Parties do not agree to extend the period stipulated in this clause 12.8, either Party may, upon 30 (thirty) days’ Termination Notice to the other Party, terminate this Agreement, and the Buyer (or its nominee) shall be obliged to take transfer of ownership of the Facility. Ownership of the Facility shall transfer to the Buyer, free from all liens and encumbrances, upon payment to the Seller (or the Seller’s shareholder(s)) of the applicable Termination Sum C.

13.	CHANGE IN LAW

Upon the occurrence of any Change in Law, the following provisions will apply:

13.1.

the affected Party shall be entitled to notify the other Party identifying the Change in Law and provide evidence that demonstrates to the other Party’s reasonable satisfaction that such Change in Law has increased or decreased the Tariff or the costs and/or expenses which the Seller sustains or incurs in undertaking the Project;

13.2.

the Parties shall attempt to agree the amount payable (or otherwise) and whether it is to be paid by way of a lump sum, an increase to the Tariff or, as applicable, a decrease to the Tariff, or an extension of the Term, the effect of which would be to place the affected Party in the same financial position as it would have been in had the Change in Law not occurred; and

13.3.

if the Parties fail to agree that a Change in Law exists or agree an adjustment in accordance with clause 13.2, within thirty (30) Business Days of first written notice regarding such Change in Law provided in accordance with the provisions of this Agreement, then the event shall be deemed a Prolonged Force Majeure Event pursuant to clause 12.

14.	TERMINATION

14.1.

Each of the following shall (except where the event occurs as a sole consequence of the action or inaction of the Seller or a Force Majeure Event) be a Buyer Event of Default which, if not cured within the time permitted, shall give rise to the right on the part of the Seller to suspend performance of this Agreement or terminate this Agreement for Buyer Event of Default:

14.1.1.

the failure by the Buyer to make any payment under this Agreement after it has become due and payable, in each case within ten (10) Business Days after receipt from the Seller of a written notice calling upon it to do so;

14.1.2.

failure to provide free and unencumbered use and access, in accordance with the Lease, to the land that is the subject matter of the Lease which is not remedied within 20 (twenty) Business Days of written notice from the Seller to do so;

14.1.3.	an Insolvency Event occurs in respect of the Buyer;

14.1.4.	the Buyer breaches any anti-corruption law or its undertakings in respect of sanctions and / or anti-bribery;

14.1.5.

a breach by the Buyer of any material obligations which is not remedied within 20 (twenty) Business Days after notice from the Seller to the Buyer stating that such a breach has occurred, identifying the breach in question in reasonable detail, and demanding remedy thereof;

14.1.6.

a warranty by the Buyer in clause 17 (Warranties) ceases to be true or accurate and such warranty is not capable of being remedied on not less than 20 (twenty) Business Days written notice from the non-defaulting Party to remedy such breach and the other Party, as applicable, has failed to remedy such breach or failed to make payment of monetary damages.

14.2.	Suspension

Further to the respective provisions of clause 14.1 in respect of Buyer Event of Default:

14.2.1.

Where the Seller exercise its right to suspend its obligations under this Agreement, it shall issue a suspension notice to the Buyer (the “Suspension Notice”), and the suspension shall take effect upon receipt of the Suspension Notice by the Buyer.

14.2.2.

For the entire period of suspension, the Seller is entitled to claim for Deemed Energy and may recover from the Buyer the amount payable and any applicable interest for the relevant period, as well as any costs incurred in relation to the suspension and/or recommencement of activities on the Site and Seller shall not, in pursuance of this clause, recover any other additional penalty, cost or damage which would otherwise be applicable under this Agreement or recoverable by the Buyer for the relevant period of suspension.

14.3.

Each of the following shall (except where the event occurs as a sole consequence of the action or inaction of the Buyer or a Force Majeure Event) be a Seller Event of Default which, if not cured within the time permitted, shall give rise to the right on the part of the Buyer to terminate this Agreement:

14.3.1.

the failure by the Seller to make any payment under this Agreement after it has become due and payable in each case within 10 (ten) Business Days after receipt from the Buyer of a written notice calling upon it to do so;

14.3.2.	an Insolvency Event occurs in respect of the Seller;

14.3.3.	the Seller breaches any anti-corruption law or its undertakings in respect of sanctions and/or anti-bribery;

14.3.4.

a breach by the Seller of any material obligations which is not remedied within 20 (twenty) Business Days after notice from the Buyer to the Seller stating that such a breach has occurred, identifying the breach in question in reasonable detail, and demanding remedy thereof;

14.3.5.

a warranty by the Seller in clause 17 (Warranties) ceases to be true or accurate and such warranty is not capable of being remedied on not less than 20 (twenty) Business Days written notice from the non-defaulting Party to remedy such breach and the other Party, as applicable, has failed to remedy such breach or failed to make payment of monetary damages;

14.3.6.	if the Achieved Availability of the Facility (as calculated in accordance with Annexure B (Availability Formula)) is less than the Availability Guarantee in any two (2) consecutive Contract Years; or

14.3.7.

if the Achieved Availability of the Facility (as calculated in accordance with Annexure B (Availability Formula)) is less than the Minimum Availability Threshhold in any three (3) consecutive Quarters or a total of five (5) Quarters of two consective Contract Years.

14.4.

Where this Agreement is terminated by either Party for the other Party’s default, then without prejudice to any accrued remedies and those other remedies prescribed by this Agreement, the defaulting Party shall be liable for the direct damages and losses incurred by the non-defaulting Party as a result of such termination.

14.5.

The Buyer may elect (in its sole discretion) to take transfer of ownership of the Facility in the event that this Agreement is terminated due to a Seller Event of Default. If the Buyer confirms, prior to the date of termination, that it wishes to take ownership of the Facility, the title in the Facility shall transfer to the Buyer, free from all liens and encumbrances, upon payment to the Seller of the applicable Termination Sum B.

14.6.

Upon request by the Seller, the Buyer shall be obliged to take transfer of ownership of the Facility in the event that this Agreement is terminated for a Buyer Event of Default. The Buyer may also elect to purchase the Facility at its convenience (in other words, without any default by any Party). In each case, the title in the Facility shall transfer to the Buyer, free from all liens and encumbrances, upon payment to the Seller of the applicable Termination Sum A.

15.	DISPUTE RESOLUTION

15.1.	Declaration of dispute

Each Party shall notify the other Party in writing upon the occurrence of any dispute between them arising out of, relating to or in connection with this Agreement which that Party wishes to refer for resolution in accordance with this clause 15 (a "Dispute").

15.2.	Senior Management

Either Party shall, in the first instance, refer the Dispute in writing to the senior management of the respective Parties for resolution. The senior management shall convene promptly and attempt to resolve the Dispute. If senior management has failed to resolve the Dispute within 15 (fifteen) Business Days after the Dispute was referred to it, either Party may refer the Dispute for resolution by arbitration.

15.3.	Arbitration

15.3.1.	Save in respect of those provisions of this Agreement which provide for their own remedies which would be incompatible with arbitration, a dispute which arises in regard to:

15.3.1.1.	the interpretation of; or

15.3.1.2.	the carrying into effect of; or

15.3.1.3.	the rights and obligations of any Party arising from; or

15.3.1.4.	the termination or purported termination of or arising from the termination of; or

15.3.1.5.	the rectification or proposed rectification of

this Agreement, or out of or pursuant to this Agreement (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction) shall be submitted to and decided by arbitration in accordance with the provisions of the First Schedule to the Arbitration Act, 6 of 1996.

15.3.2.	Save to the extent than otherwise expressly agreed by the Parties in writing:

15.3.2.1.	the arbitration hearing (if required) shall be held at Harare, Zimbabwe and the number of arbitrators shall be one;

15.3.2.2.	the arbitration proceedings shall be conducted as expeditiously as possible;

15.3.2.3.	pending the arbitrator's award of costs each Party shall contribute towards the arbitrator's fees and charges in equal proportions; and

15.3.2.4.

the award of the arbitrator shall be subject to appeal in accordance with the Act, which appeal shall be heard at Harare. The provisions of 15.3.2.1 and 15.3.2.3 above shall apply mutatis mutandis to the appeal.

15.3.3.	The provisions of this clause 15:

15.3.3.1.

constitute an irrevocable consent by the Parties to the arbitration proceedings contemplated in terms hereof and neither of the Parties shall be entitled to withdraw from the provisions of this clause 15 or claim at any such proceedings that it is not bound by arbitration; and

15.3.3.2.	are severable from the rest of the Agreement and shall remain in effect despite the termination, cancellation, invalidity or alleged invalidity of the Agreement for any reason whatsoever.

15.4.	General provisions with respect to Disputes

15.4.1.

Nothing in this clause 15 shall preclude either Party from seeking interim and/or urgent relief or the enforcement of any award, which has become final and binding, from a court of competent jurisdiction.

15.4.2.	This clause 15 shall survive the termination of this Agreement and will remain in effect even if this Agreement is terminated, lapses or is declared invalid for any reason.

15.4.3.

No reference of any dispute to any resolution process in terms of this clause 15 shall relieve either Party from any liability for the due and punctual performance of its obligations under this Agreement.

16.	LIMITATION OF LIABILITY AND INSURANCE

16.1.

Save in the case of fraud, wilful default or gross negligence, neither Party nor any of its directors, officers, employees, agents or consultants shall be liable to the other Party, whether based on contract, tort, or otherwise, for any special, indirect, consequential, or punitive damages or lost profits or savings or opportunity as a result of the performance or non-performance of the obligations imposed pursuant to this Agreement and the Parties hereby irrevocably waive any claim against each other in respect thereof.

16.2.

Notwithstanding anything to the contrary in this Agreement, each Party hereby indemnifies, defends and holds harmless the other Party and its respective shareholders, directors, officers, employees, representatives, agents, contractors and licensees (for purposes of this clause 16.2each an Indemnified Party) from and against all costs, losses, damages, claims, liabilities, suits or proceedings and/or expenses of any kind incurred or suffered by the Indemnified Parties as a result of the activities or omissions of the other Party, including any penalties imposed pursuant to applicable law and any clean-up and/or remedial costs resulting from or arising out of pollution or contamination howsoever occurring as a result of the activities of the other Party except to the extent such costs, expenses, liabilities and/or losses, claims, suits and/or proceedings are caused by, or arise from or in connection with the fraud, wilful misconduct or breach of this Agreement by the Indemnified Party or the failure of the Indemnified Party to take reasonable steps in mitigation thereof.

16.3.

Each Party shall (and shall procure that any Contractor shall), at its sole cost and expense, to the extent available at reasonable commercial cost and on reasonable commercial terms in the African insurance market, obtain and maintain any insurances required under applicable law and Good Industry Practice.

17.	WARRANTIES

Each Party represents and warrants to the other Party, as at the Signature Date and for the duration of this Agreement, as follows:

17.1.	it is duly incorporated under the laws of Zimbabwe and has the right, power and authority to enter into this Agreement and to perform its obligations hereunder;

17.2.	its rights and obligations under this Agreement are legal, valid and binding and enforceable against it, in accordance with the terms of this Agreement;

17.3.

no litigation, arbitration, investigation or administrative proceeding is in progress or, to the best of its knowledge (having made all reasonable enquiries), threatened against it or its holding company, which is likely to have a material adverse effect on its ability to perform this Agreement;

17.4.	it has not committed or suffered an Insolvency Event;

17.5.	all information disclosed by or on behalf of it to the other Party is, to the best of its knowledge, true, complete and accurate in all material respects; and

17.6.	no default or event of default has occurred and is continuing and no default or event of default shall occur as a result of the performance by it, of its obligations under this Agreement;

17.7.	the execution and performance of this Agreement by it has been duly authorised by all necessary corporate action, and its obligations hereunder constitute valid, binding and enforceable obligations;

17.8.	the execution of this Agreement shall not:

17.8.1.	violate any provision of any law; or

17.8.2.	conflict with, result in a breach of or constitute a default under any agreement by which it is bound.

18.	CONFIDENTIALITY AND PUBLICITY

Any information obtained by either Party in terms, or arising from the implementation, of this Agreement shall be treated as confidential by the Party and shall not be used, divulged or permitted to be divulged to any person not being a Party, without the prior written consent of the other Party save that:

18.1.

each Party shall be entitled to disclose such information to such of its employees (which shall include any of its directors and/or contractors) who need to know for the purposes of this Agreement. Before revealing such information to any such employees and/or contractors, it undertakes to procure that the employees and/or contractors are aware of the confidential nature of the information being made available to them;

18.2.

any information which is required to be furnished by law or by existing contract or by any stock exchange on which the shares of either Party to this Agreement or its ultimate holding company are listed may be so furnished;

18.3.

either Party shall be entitled (after consultation with the other Party so as to avoid embarrassment or prejudice to the extent possible) to make such information available to its shareholders as may be necessary to enable such shareholders to consider the value and prospects of their shareholdings;

18.4.

neither Party shall be precluded from divulging any information to any person who is negotiating with such Party for the acquisition of an interest in such Party, provided that the person to whom any disclosure is made in the aforesaid circumstances shall first have undertaken in writing not to divulge such information to any other person and to use it only for the purpose of evaluating the business;

18.5.	no Party shall be precluded from using or divulging such information in order to pursue any legal remedy available to it.

19.	JURISDICTION

Subject to the provisions of clause 15 (Dispute Resolution), the Parties agree that any legal action or proceedings arising out of or in connection with this Agreement shall be brought in the High Court of Zimbabwe sitting at Harare (or any successor to this court).

20.	GOVERNING LAW

The validity, construction and performance of this Agreement shall be governed by the laws of Zimbabwe.

21.	NOTICES

21.1.	Methods of Delivery

Unless otherwise provided in this Agreement, all notices, requests, statements and other communications required or permitted between the Parties by this Agreement shall be in writing and either hand-delivered or sent by email to the addresses or number of the Party concerned set out in clause 21.2 or such other address or number as contemplated in clause 21.4. No communication shall be effective until received by the addressee provided that a communication shall be deemed to have been received:

21.1.1.	if delivered by hand to the physical address in clause 21.2 during ordinary business hours, when so delivered; and

21.1.2.	if delivered by email, upon transmission, unless the recipient can demonstrate such notice was never received.

21.2.	Addresses

The Parties choose the postal and physical addresses and contact details set out below:

The Seller:         CrossBoundary, First Floor, Oakdale House, The Oval, 1 Oakdale Drive, Newlands, Capetown

                           Email: cbenotices@crossboundary.com; legal@crossboundary.com

                           For Attention: Matthew Tilleard and General Counsel

The Buyer:         No. 3 Cecil Rhodes Drive, Newlands, Harare, Zimbabwe

                           Email: cgoodburn@caledoniamining.com; achester@caledoniamining.com

                           For attention: Chester Goodburn and General Counsel

21.3.	Domicilium citandi et executandi

The Parties choose the physical address set out opposite their names in clause 21.2 as their domicilium citandi et executandi for all purposes of and in connection with this Agreement. Notwithstanding anything to the contrary herein, a written legal notice or process actually received by a Party shall be an adequate written notice or process, notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

21.4.	Change in address

Either Party may, by written notice to the other Party, change its nominated physical or postal address to another physical or postal address, as the case may be, in Zimbabwe or South Africa (and not in any other country) or its contact details. The changes stated in such notice shall take effect seven (7) days after receipt of such notice.

22.	MISCELLANEOUS

22.1.	No partnership or agency

This Agreement shall not constitute or imply any partnership, joint venture, agency, fiduciary relationship or other relationship between the Parties other than the contractual relationship expressly provided for in this Agreement. Neither Party shall have, nor represent that it has, any authority to make any commitments on the other Party's behalf.

22.2.	No amendment or variation

This Agreement may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of each of the Parties.

22.3.	Waiver

No failure or delay by any Party to exercise any right, power or remedy shall operate as a waiver of it nor shall any partial exercise preclude any further exercise of the same, or of some other right, power or remedy.

22.4.	Third parties

The Parties intend that the terms and conditions of this Agreement shall be solely for the benefit of the Parties and their respective successors and shall not confer any rights upon any third parties.

22.5.	Counterparts

This Agreement may be executed in any number of counterparts or duplicates, each of which shall be an original, and such counterparts or duplicates shall together constitute one and the same agreement.

22.6.	Entire agreement

22.6.1.	This Agreement constitutes the whole agreement between the Parties in respect of the subject matter hereof and supersedes any prior written or oral agreement between them.

22.6.2.

Each Party acknowledges and agrees that it is not entering into this Agreement in reliance on, and shall have no right of action against the other Party in respect of, any assurance, promise, undertaking, representation or warranty made by the other Party at any time prior to the Signature Date, unless it is expressly set out in this Agreement.

22.7.	Further assurances and good faith

22.7.1.

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement, including the provision of reasonable amounts of data, information or reporting as may be requested by the other Party.

22.7.2.	Each Party agrees to act in good faith in carrying out the obligations under this Agreement and to apply reasonable efforts to giving effect to the original intent of this Agreement.

22.8.	Language

This Agreement is made only In the English language. Each document referred to in this Agreement or to be delivered under it shall be in the English language.

22.9.	Costs

Each Party shall bear its own costs in relation to the negotiation and preparation of this Agreement.

22.10.	Severability

If any provision of this Agreement is held by a court or other competent authority to be unlawful, void or unenforceable, it shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such provision had not originally been contained in this Agreement. In the event of any such deletion the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

22.11.	Assignment

22.11.1

The Seller shall not assign or otherwise transfer any of its rights or obligations arising out of this Agreement or dispose or encumber the Agreement without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed.

22.11.2

Notwithstanding the above, the Seller may assign its interest under this Agreement as part of a security package in a bona fide financing transaction to any lender providing financing to the Seller, and must give notice of any such assignment to the Buyer.

THE NEXT PAGE IS THE SIGNATURE PAGE

Not Applicable Execution via the Amendment and Restatement Agreement

FOR:	CALEDONIA MINING SERVICES (PRIVATE) LIMITED

Signature:
who warrants that he / she is duly authorised thereto

Name:

Date:

Place:

Witness:

Witness:

FOR:	BLANKET MINE (1983) (PRIVATE) LIMITED

Signature:
who warrants that he / she is duly authorised thereto

Name:

Date:

Place:

Witness:

Witness:

ANNEXURE A – TARIFF DETAILS

1.	For the purposes of this Annexure A:

a.	“Contract Year” means each successive period of 12 (twelve) months, with the first Contract Year commencing on the Effective Date.

b.	The “Tariff” means 13.4 (thirteen point four) US cents/ kWh, as indexed in accordance with clause 2 below.

2.

Indexing of the Tariff: The Tariff shall be indexed at the commencement of the 2nd (second) Contract Year, and at the commencement of each succeeding Contract Year by the average increase in the consumer price index during the previous 12-month period as published by the United States of America’s Bureau of Labour Statistics, or any successor or similar agency.

3.	Invoicing

a.

Each month, the Buyer may verify the monthly irradiation data, monthly irradiation reports and monthly meter reading prior to invoicing by the Seller. Such verification by the Buyer should be carried out within 48 (forty-eight) hours of the monthly reading having been taken by the Seller and communicated to the Buyer. Any delay or failure by the Buyer to carry out the verification exercise, or any dispute regarding the same following verification by the Buyer, shall not prevent the Seller from issuing its invoice based on the meter reading taken.

b.

The Seller shall on the last day of each month and no later than the 10th (tenth) day of the succeeding month deliver to the Buyer an invoice reflecting the Green Energy for that month, calculated by reference to the Green Energy Formula.

c.	Green Energy Formula: The Green Energy shall be calculated as follows:

where:

GEj	=	Green Energy in any given calendar month (kWh).

j	=	Total number of intervals that the System is in operation during the applicable calendar month

Emetered(i)	=	Energy metered at the Metering Point in kWh during interval i.

EDeemed(i)	=	Deemed Energy in kWh calculated for interval i according to the Deemed Energy Formula.

cap	=	Green Energy threshold that can be invoiced in a given month, as indicated in Annexure E, unless the Energy metered for that month is above the stated figure.

Deemed Energy Formula: the formula for calculating the Deemed Energy is as follows:

where:

EDeemed(i)	Deemed Energy (kWh) for 10-minute interval i.

PRmonth	Actual Performance Ratio for that particular month calculated according to the formula below.

PSTC	The DC power rating of the entire Facility in kWp calculated by summing up all the rated PV module capacities in the Facility;

GPOAi	is the in-plane irradiance measured by the onsite reference pyranometer and averaged over 10-minute interval i (kW/m2).

Gref	The reference irradiance at STC at which PSTC is determined (1 kW/m2);

τi	is the fractional conversion of 10-minute interval i in hours.

Emetered(i)	Energy metered at the Metering Point in kWh during interval i.

The Performance Ratio (PRmonth) is calculated using the following formula:

where:

PR month	is the actual Performance Ratio for that particular month calculated according to the formula below.

is the summation over all valid recording intervals in the month

Pout,k	is the average AC output power in kW measured by the billing meter during the recording interval k.

τk	is the duration in hours of the kth recording interval within a reporting period.

PSTC	is the DC power rating of the entire Facility in kWp calculated by summing up all the rated PV module capacities in the Facility;

Gk	is the average in-plane irradiance measured by the onsite pyranometer(s) in kW/m2 during the recording interval k;

Gref	is the reference irradiance at STC at which PSTC is determined (1 kW/m2);

To calculate PRmonth, the following data will be gathered, average over 10-minute intervals for the month:

●	Global in-plane irradiance – Gk in kW/m2;

●	AC output power in kW measured by the billing meter;

●	PV power limit setpoint – being the value in kW which the solar hybrid controller has set as the limit for overall PV output;

In any 10-minute interval where any of the below apply, that interval will not be considered valid and will be excluded from the test:

●	Inverters are not available

●	The data is corrupted

●	The PV output is being curtailed by the plant control

d.	If there are less than 200 valid recording intervals in a month, the Performance Ratio will be calculated:

-	first, using historical data; and if historical data is not available, then

-	second using modelled data.

Whether using historical or modelled data, during this event, the Deemed Energy will be calculated using the formula:

where:

EDeemed(i)	is the estimated Deemed Energy (kWh) during the relevant 10-minute interval i in the month j.

GA	is 0.99, being the guaranteed availability of the PV modules

PSTC	is the DC power rating of the entire Facility in kWp calculated by summing up all the rated PV module capacities in the Facility;

Gref	is the reference irradiance at STC at which PSTC is determined (1 kW/m2);

i	is the index to intervals of ten (10) minutes

GPOAi	is the measured in-plane irradiance in kW/m2 during the relevant interval

D	is 0.55, being the annual degradation of the PV modules

y	is the year (first year =1; second year =2;…)

τi	is the fractional conversion of 10-minute interval i in hours.

PRref_j	is the reference performance ratio (year 0) of the month j as per the following table:

Month	PR reference
January	80.57%
February	81.43%
March	81.89%
April	82.79%
May	84.17%
June	85.06%
July	84.99%
August	83.80%
September	81.47%
October	81.88%
November	80.85%
December	80.92%

Examples (included for reference only):

Considering the Month of March as the operating month during the second year of operation, 2024.

The time interval for the measurement is 10mn

The metered energy measured during the 10mn interval is 1,583 kWh

PRmonth calculated for March is 82.00%

PSTC: 13,850 kWp

GPOAi Average in-plane irradiance measured at the 10mn interval is : 0.930 kW/m2

Gref: 1 kW/m2

The Modules Guaranteed Availability GA is 0.99

Calculating the Deemed Energy using the Deemed Energy Formula:

EDeemed(i)= Max 0, 1,760-1,583

EDeemed(i)=177 kWh

Where there are less than 200 valids data recordings, the Deemed Energy formula is calculated using the formula:

ANNEXURE B – AVAILABILITY FORMULA

1.	PROCEDURE FOR CALCULATING AVAILABILITY

1.1	The actual availability of the Facility (the “Achieved Availability”) will be calculated as described below:

Where:

A	is the Achieved Availability in a given period

h	is the index to intervals of one (1) hour, where only the periods in which the G radiation is greater than 100 W/m2 are considered for the calculation

GPOAh

is the measured In-plane Irradiance (W/m2) during the relevant interval and minimum data of 100 W/m2 or the equivalent Wh/m2 in the interval. G_POAh will be calculated as the mean of the individual measurements of the pyranometers installed on the generator plane, as long as none of these deviate from the mean by more than 5% in a given hour, in in which case the records that meet this condition will not be considered in that hour and Gh will be calculated from the remaining measurements

Ah	represent, for each hour, the availability of the Facility calculated in the following way:

Where:

N	is the number of inverters of the PV Facility

Aj	is equal to 1 if the output of inverter j in hour h is greater than 0. Null in other cases

Pj	is the sum sum of the DC power (STC) connected to the inverter j, measured as the sum of the module nameplates

1.2

For the purposes of the above calculation, if there has been Facility downtime due to any of the below listed events or circumstances, provided that such failure is not solely to an act or omission of or attributable to the Seller, for the duration of such period of downtime, the Facility will be deemed to have been Available even if the Buyer is unable to take delivery of the Green Energy for any reason:

1.2.1	Any outage, intervention or other event caused by the Buyer which results in reduced production, and which is outside of the Seller’s reasonable control.

1.2.2

Any downtime of major equipment due to damage to the Facility as a direct result of any outage, intervention or other event by the Buyer or grid operator’s management of the System outside of either acceptable power quality compatibility limits defined by NRS 048 / IEC 61000, or design parameters.

1.2.3	Grid operator ordered curtailment or active power limitations outside the reasonable control of the Seller.

1.2.4	Grid unavailability for reasons outside of the reasonable control of the Seller.

1.2.5	In-plane Irradiance, below 100 W / m2.

1.2.6	Severe weather conditions, outside of the design parameters.

2.	PROCEDURE FOR CALCULATING MAKE-WHOLE-PAYMENT

2.1	The Make-Whole Payment shall be calculated in accordance to the following formula:

PaymentMake-Whole=TariffMake-Whole×EMake-Whole

Where:

PaymentMake-Whole	is the Make-Whole Payment as defined in 2.1.28

EMake-Whole	is the Make-Whole Energy for a given period (i), as defined in (reference) and calculated in accordance to the following formula:

Emetered	Energy metered at the Metering Point in kWh for a given period (i).

AG	is the Availability Guarantee

A	is the Achieved Availability for a given period (i).

TariffMake-Whole	is the applicable rate for calculation of damages payable by the Seller for any shortfall The Make-Whole Tariff is calculated in accordance to the following formula:

Where:

BCOEex PV	is the blended cost of energy supplied to the Buyer by the Utility Grid in Zimbabwe and the Buyer’s gensets over the previous year in USD/kWh (“BCOE”). The BCOE shall exclude the cost of the energy generated by the Facility and supplied to the Buyer for the given period. The Buyer shall apply reasonable measures to reduce the blended cost to the extent possible to do so.

Tariff	has the same meaning as stipulated in 2.1.43.

Worked Example (for reference only):

Calculating the Make-Whole Energy for a given period i with the following operating values:

Forecast Green Energy Production during period i: 6,896 kWh

Energy metered during period i : 5,862 kWh

Availability Guarantee: 90%

Achieved Availability for period i: 85%

ANNEXURE C – TERMINATION SUM

The Termination Sum payable upon the due termination of the Agreement will be an amount payable in USD, to be paid on the completion of the transfer of the Facility or the shares in the company owning the Facility (as the Buyer in its sole discretion decides) to the Buyer (or its nominee).

Table 1 sets out the values of each Termination Sum as at each Quarter end from the Effective Date. The Termination Sum payable will be the amount shown in the table (on a straight-line basis if between two Quarter ends) as at the date of termination of the Agreement. The explanations below are provided to give context only – the Parties agree that the values in the table are liquidated and definitive and represent a genuine pre-estimate of loss / appropriate cost of the plant and are not to be considered a penalty.

Definitions

(a)

Breakage Costs means any reasonable and properly incurred costs incurred by the Seller as a result of the termination of the Agreement including amounts payable by the Seller in relation to the termination of contracts and subcontracts entered into by the Seller with contractors or suppliers and any other third parties. The Seller will ensure that any such termination costs are disclosed to the Buyer when they are accepted by the Seller and are reasonable according to industry practice.

(b)

Capital Gains Tax means the tax charged in Zimbabwe on gain accrued from transfer of property, payable on the completion of the transfer of the Facility or the shares in the company owning the Facility (as the Buyer in its sole discretion decides) to the Buyer (or its nominee).

(c)	Contract Receivables means payments pursuant to letters of credit and bank guarantees or sums due and payable from the contractors or suppliers of the Seller and any other third parties to the Seller.

(d)

Insurance Proceeds means a deduction of (to the extent it is a positive amount), the aggregate, as at the date of termination, of the value of any right of the Seller to receive any insurance proceeds.

TERMINATION SUM A: BUYER EVENT OF DEFAULT OR BUYER’S CONVENIENCE

Termination Sum A represents an amount required to achieve the same nominal equity internal rate of return in USD for each shareholder who invested equity into the Seller in respect of the Project, as was forecast to be achieved if the Agreement continued for the full Term, on a straight-line depreciation basis for the Term. 100% of Breakage Costs and Capital Gains Tax shall be added to Termination Sum A.

Deductions: At payment, Seller shall deduct any Insurance Proceeds and Contract Receivables and Payment Security from Termination Sum A.

TERMINATION SUM B: SELLER EVENT OF DEFAULT

Termination Sum B represents 80% of the purchase price paid by the Seller’s parent company for the Project plus 80% of any additional capital expenditure incurred by the Seller at the request of the Buyer after purchase (the latter of which will be added to Termination Sum B), all on a straight-line depreciation basis for the Term. No Breakage Costs or Capital Gains Tax shall be added to Termination Sum B.

Deductions: At payment, Seller shall deduct any Insurance Proceeds and Contract Receivables and Payment Security from Termination Sum B.

TERMINATION SUM C: FORCE MAJEURE INCLUDING EXPROPRIATION

Termination Sum C represents 100% of the purchase price paid by the Seller’s parent company for the Project plus any additional capital expenditure incurred by the Seller at the request of the Buyer after purchase, all on a straight-line depreciation basis for the Term. No Breakage Costs or Capital Gains Tax shall be added to Termination Sum C.

Deductions: At payment, Seller shall deduct any Insurance Proceeds and Contract Receivables and Payment Security from Termination Sum C.

The Buyer shall be entitled to request to inspect and audit all amounts prior to payment of a Termination Sum.

Table 1: Table of termination payments

Values shown in USD thousands.

Breakage Costs and Capital Gains Tax excluded from Termination Sum A and to be added when the final value is determined.

End of Quarter	Termination Sum A	Termination Sum B	Termination Sum C
1	$24,536.18	$17,582.00	$21,977.50
2	$24,756.71	$17,284.00	$21,605.00
3	$24,708.65	$16,986.00	$21,232.50
4	$24,641.26	$16,688.00	$20,860.00
5	$24,567.41	$16,390.00	$20,487.50
6	$24,485.25	$16,092.00	$20,115.00
7	$24,386.24	$15,794.00	$19,742.50
8	$24,292.28	$15,496.00	$19,370.00
9	$24,190.71	$15,198.00	$18,997.50
10	$24,079.91	$14,900.00	$18,625.00
11	$23,951.74	$14,602.00	$18,252.50
12	$23,827.66	$14,304.00	$17,880.00
13	$23,694.69	$14,006.00	$17,507.50
14	$23,551.47	$13,708.00	$17,135.00
15	$23,397.58	$13,410.00	$16,762.50
16	$23,240.04	$13,112.00	$16,390.00
17	$23,071.36	$12,814.00	$16,017.50
18	$22,891.68	$12,516.00	$15,645.00
19	$22,693.47	$12,218.00	$15,272.50
20	$22,497.01	$11,920.00	$14,900.00
21	$22,288.60	$11,622.00	$14,527.50
22	$22,149.30	$11,324.00	$14,155.00
23	$21,993.81	$11,026.00	$13,782.50
24	$21,841.82	$10,728.00	$13,410.00
25	$21,682.98	$10,430.00	$13,037.50
26	$21,513.47	$10,132.00	$12,665.00
27	$21,327.34	$9,834.00	$12,292.50
28	$21,143.63	$9,536.00	$11,920.00
29	$20,951.73	$9,238.00	$11,547.50
30	$20,748.06	$8,940.00	$11,175.00
31	$20,533.68	$8,642.00	$10,802.50
32	$20,314.73	$8,344.00	$10,430.00
33	$20,085.26	$8,046.00	$10,057.50
34	$19,843.20	$7,748.00	$9,685.00
35	$19,583.56	$7,450.00	$9,312.50
36	$19,323.75	$7,152.00	$8,940.00
37	$19,052.52	$6,854.00	$8,567.50
38	$18,766.96	$6,556.00	$8,195.00
39	$18,463.26	$6,258.00	$7,822.50
40	$18,157.81	$5,960.00	$7,450.00
41	$17,839.03	$5,662.00	$7,077.50

42	$17,504.40	$5,364.00	$6,705.00
43	$17,151.05	$5,066.00	$6,332.50
44	$16,794.15	$4,768.00	$5,960.00
45	$16,421.77	$4,470.00	$5,587.50
46	$16,031.83	$4,172.00	$5,215.00
47	$15,627.42	$3,874.00	$4,842.50
48	$15,213.11	$3,576.00	$4,470.00
49	$14,780.08	$3,278.00	$4,097.50
50	$14,328.01	$2,980.00	$3,725.00
51	$13,855.93	$2,682.00	$3,352.50
52	$13,375.93	$2,384.00	$2,980.00
53	$12,875.33	$2,086.00	$2,607.50
54	$12,353.17	$1,788.00	$2,235.00
55	$11,810.27	$1,490.00	$1,862.50
56	$11,256.81	$1,192.00	$1,490.00
57	$10,679.72	$894.00	$1,117.50
58	$10,078.69	$596.00	$745.00
59	$9,456.14	$298.00	$372.50
60	$8,820.04	$298.00	$372.50
61	$8,156.90	$298.00	$372.50
62	$7,467.18	$298.00	$372.50
63	$6,757.18	$298.00	$372.50
64	$6,028.62	$298.00	$372.50
65	$5,268.38	$298.00	$372.50
66	$4,479.02	$298.00	$372.50
67	$3,666.33	$298.00	$372.50
68	$2,832.90	$298.00	$372.50
69	$1,964.33	$298.00	$372.50
70	$-	$-	$-

ANNEXURE D – POINTS OF INTERCONNECTION

33 (36) kV, 3F, 50 Hz, 630 A, 25 kA/1s
H01
H02
H03
H04
H05
H06
H07
H08
H09
H10
H11
H12
H13
H14
H15
H16
H17
DIS 630 A
CB 630 A
C4 Type
P1 Type
CT
VT
POI-1
Interconnection Point located at the physical conductor coupling onto the 33kV overhead line of the System
POI-2
Interconnection Point located at the physical conductor coupling onto the 33kV overhead line of the System
METERING POINT
PV GENERAL CUT MEASUREMENT/PROTECTION
PV PLANT
PV PLANT
ESS
SPARE
Auxiliary Services Transformer
100 kVA (ONAN)
33 (±2x2,5%)/0,4 kV
Dyn11
AUXILIARY SERVICES
PV PLANT
Autotransformer 3
Autotransformer 2
Autotransformer 1
Key Exchange Box
LA
10 kA
3x (RHZ1 H - 16 Cu (1x120mm²)) 18/30 (36) kV
3x (RHZ1 H - 16 Cu (1x120mm²)) 18/30 (36) kV
TC1
6300 kVA
30 / 0,8 / 0,8 kV
Dy11y11
36kV, 3 Ph, 50 Hz, 630 A, 20 kA/1s, IP 54
TC2
6300 kVA
30 / 0,8 / 0,8 kV
Dy11y11
36kV, 3 Ph, 50 Hz, 630 A, 20 kA/1s, IP 54

ANNEXURE E – FORECAST PRODUCTION

* Year 1 Operation considers a 5% reduction in solar generation from the forecast generation due to curtailment or unavailability

* A degradation factor of 0.5% is applied for the subsequent forecast kWh sales year on year

# For Execution - Amended and Restated PPA - Blanket Mine vExecution

Final Audit Report 2024-10-07

| | |
|---|---|
| Created: | 2024-09-30 |
| By: | Tessa Dignam (Tessa.Dignam@crossboundary.com) |
| Status: | Signed |
| Transaction ID: | CBJCHBCAABAAB1Y-Na1esnyx1QSHE09yg_nVjcuOkE-s |

## "For Execution - Amended and Restated PPA - Blanket Mine vE xecution" History

Document created by Tessa Dignam (Tessa.Dignam@crossboundary.com)
2024-09-30 - 2:26:42 PM GMT

Document emailed to Chester Goodburn (cgoodburn@caledoniamining.com) for signature
2024-09-30 - 2:33:57 PM GMT

Email viewed by Chester Goodburn (cgoodburn@caledoniamining.com)
2024-09-30 - 2:58:52 PM GMT

Document e-signed by Chester Goodburn (cgoodburn@caledoniamining.com)
Signature Date: 2024-09-30 - 3:02:28 PM GMT - Time Source: server

Document emailed to egwatidzo@blanketmine.com for signature
2024-09-30 - 3:02:30 PM GMT

Email viewed by egwatidzo@blanketmine.com
2024-09-30 - 4:31:50 PM GMT

Email viewed by egwatidzo@blanketmine.com
2024-10-07 - 6:14:01 AM GMT

Signer egwatidzo@blanketmine.com entered name at signing as Elton GWATIDZO
2024-10-07 - 1:27:54 PM GMT

Document e-signed by Elton GWATIDZO (egwatidzo@blanketmine.com)
Signature Date: 2024-10-07 - 1:27:56 PM GMT - Time Source: server

Agreement completed.
2024-10-07 - 1:27:56 PM GMT

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